Exhibit 10.14

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Kalay Service and License Agreement

This Kalay Service and License Agreement (the "Agreement") is made and entered into effective as of the 31th of January, 2018 (the "Effective Date"), by and between ThroughTek Co., Ltd., a company incorporated and existing under the laws of Taiwan (R.O.C.), having its principle office at 9F, No.364, Sec. I, Nangang Rd., Nangang Dist., Taipei City 115, Taiwan (the "Provider") And Owlet Baby Care, Inc., a company incorporated and existing under the laws of the United State and having its principle office at 2500 Executive PKWY Suite 300 Lehi, UT 84043.(the "Customer").

WHEREAS

The Customer wishes to purchase UIDs from the Provider.

The Customer also wishes to utilize the Provider's Kalay point to point connection service (the "P2P Service") and Kalay OTA Service (the "KOTA Service"). P2P Service and KOTA Service are collectively referred to as "Services" hereunder.

In addition, the Customer wishes to purchase partial source code of the Provider's Android version Kalay App and iOS version Kalay App.

The Provider agrees to provide UIDs in consideration of UID fees, to provide Services in consideration of Service fees and to provide the Partial Source Code in consideration of license fees under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the agreement, provisions and covenants herein, the Parties hereby agree as follows:

Article 1. Definitions and Interpretations

In the Agreement, the following expressions, where used, shall have the meanings respectively ascribed to them:

"App" - Mobile application. A self-contained program or piece of software, together with necessary and suitable hardware, servers and other equipment and facilities designed to fulfill a particular purpose; an application, downloaded by a user to a Client-side Apparatus.

"Client-side Apparatus" - an apparatus where App runs, such as a smartphone, a pad, a tablet.

"Device"- a device with an UID embedded in its firmware, such as an IP camera.

"End User"- an existing or potential consumer who purchases Device from the Customer and then utilizes the Services or any part thereof via the App.

"Intellectual Property Right(s)"- any patent, petty patent, copyright, database right, design right, community design right, semiconductor topography right, registered design, rights in know-how, or any similar right in any part of the world and shall include any applications for the registration of any patents or registered designs or similar rights capable of registration in any part of the world.

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"KOTA Service"- a service that could allow the Customer to upload new firmware for Devices to the Provider's KOTA Server. An End User may operate App on a Client-Side Apparatus to check if the firmware of a Device is the same as the newest version firmware on the KOTA server. If not, the End User may choose to operate App on a Client-Side Apparatus to download the newest version of firmware to the Device.

"P2P Server"- a server which provides P2P Service.

"P2P Service"- a service comprises (1) a Device logs in the P2P Server for waiting connection requirement from Client-side Apparatus, (2) when the Client-side Apparatus enquires the P2P Server, the P2P Server will provide the Device with Client-side Apparatus address for P2P penetration to each other.

"UID" - an unique key used to confirm the identity of Devices and the legitimacy to access the Provider's servers.

"Working Day" - any day other than a Saturday, Sunday or public holiday in the Taiwan.

Article 2. The Partial Source Code

2.1	After the Customer has fulfilled its payment obligations, the Provider will provide the Customer with (a) source code of UI layer, and (b) libraries for the Customer to call functions; of the Provider's Android version Kalay App and iOS version Kalay App. The above items are collectively referred to as the "Partial Source Code" hereunder.

2.2	The structure, organization and code of the Partial Source Code are the valuable trade secrets and confidential information of the Provider. The Partial Source Code is protected by copyright, including without limitation by international treaty provisions and applicable laws in the country in which it is being used. The Customer acknowledges that the Provider retains the ownership of all patents, copyrights, trade secrets, trademarks and other intellectual property rights pertaining to the Partial Source Code, and that the Provider's ownership rights extend to any images, photographs, animations, videos, audio, music, text and applets incorporated into the Partial Source Code and all accompanying printed materials. The Customer shall take no actions which adversely affect the Provider's intellectual property rights in the Partial Source Code.

2.3	The Customer may only use, modify, compile or reproduce the Partial Source Code.

2.4	Except as otherwise set forth in this Agreement, the Customer may not resell, transfer, sublicense or disclose all or any part of Partial Source Code to any third party without prior written consent of the Provider.

2.5	The Customer may not change, reverse engineer, decompile or disassemble the library of the Partial Source Code.

2.6	The Customer shall protect the Partial Source Code from inadvertent disclosure to a third party using the same care and diligence that the Customer uses to protect its own proprietary and confidential information, but in no case less than reasonable care. The Customer shall ensure that each of its employees, officers or directors who has access to the Partial Source Code is informed of its proprietary and confidential nature and is required to abide by the terms of this Agreement. The Customer shall be liable if any of its employees, officers or directors, either former or present, resells, transfers or discloses all or any part of the Partial Source Code to any third party without prior written consent of the Provider OR change, reverse engineer, decompile or disassemble the library of the Partial Source Code.

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2.7	The Provider warrants for a period of one hundred and eighty calendar days following delivery of Partial Source Code ("Warranty Period"). During the Warranty Period, when the Customer encounters any technical problems using the Partial Source Code, the Customer has to contact the Provider either by phone or by email. After obtaining the notice from the Customer, the Provider will make preliminary judgement as to whether such problems were caused by the library files, API functions or other possible reasons. The FAE team of the Provider will help fix the problems, free of charge, if the problems are caused by library files or API functions . However, if the Provider is not attributable to the aforementioned problems, the Provider will charge the Customer if the Customer needs the Provider's assistance .

2.8	After the warranty period ends or any issues not attributable to the Provider, any and all technical related supports shall be deemed to the extra service. The fee of extra service is priced at USD 500 per day (i.e. eight working hours, less than eight hours will be treated as eight hours.). The cost of transportation, accommodation and all reasonable related fees will be separately billed to the Customer. A Statement of Work will be agreed upon before any billable work is conducted.

2.9	After the warranty period ends or any issues not attributable to the Provider, if licenses are continuing to be purchased the Provider will continue to provide, by the Customer' s request, the most-updated Partial Source Code to be compatible with the latest iOS and Android Operation Systems up to one hundred and eighty calendar days from the last UID purchase. When the Customer makes a request, it has to describe the reason why it needs the updated Partial Source Code.

Article 3. Service Level

3.1	The Service Level is described more fully in Appendix 1. For the avoidance of doubts, this Article 3 and Appendix 1 only apply to services issues relating to the Provider's servers. Provider guarantees server uptime of 99.999%.

3.2	Notwithstanding the foregoing, the Provider may make changes or updates to the Services (such as infrastructure, security, technical configurations, application features, etc.) during the term of this Agreement, including to reflect changes in technology, industry practices, patterns of system use, and availability of third party content. Provider shall give reasonable notice to Customer of any significant changes, regardless of the reason for the change. A significant change, for purposes of this Article 3.2 shall be determined by taking into account, among others, the following factors:

1)	the estimated effect on Customer or its operations; 2) an expectation of any negative effect to Provider's Services as described in this Agreement; 3) any delay in provision of Services to Customer for any reason .

3.3	For the duration of this Agreement and subject to the Customer's payment obligations as set forth in this Agreement, the Customer has a non-exclusive, royalty free and worldwide right to use the Services. The Provider shall use commercially reasonable endeavors to make available to the End User, through the App, the Services mutually agreed by the Parties. This will also imply a continuity of services if there is a change in control of the provider.

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3.4	If the agreement is terminated by either party the lifespan of existing UIDs (3 year term) will continue to be honored.

Article 4. Consideration and payment method

4.1	The license fees for the Partial Source Code is USD 25,000. 50% down payment shall be made with the remaining 50% being paid by wire transfer within thirty (30) calendar days after the Effective Date of this Agreement.

4.2	UID Fees payable by the Customer

(a)	The price for each unit of UID is [***]. The Customer understands the above fee is a discount and promises to obtain 100,000 units of UIDs from the Provider within one year of Mass Production start which estimated to be June 2018. If the Customer does not pay for 100,000 units of UIDs within the above specified period, the Customer agrees to pay [***] before one year since Mass Production start which is estimated to be June 2019 to the Provider within 30 days of the one year anniversary of Mass Production start.

(b)	The price for each unit of UID purchased by the Customer after June 21, 2019 shall be negotiated by the Customer and the Provider, and confirmed by signed quotations from the Customer. The UID purchase price after June 21, 2019 shall not increase by more than [***] per year.

(c)	When the Customer purchases UIDs from the Provider, the Customer has to make full payment to the Provider by wire transfer within [***] calendar days after receiving the UIDs. Quantity for each purchase order shall be a minimum of [***] units of UIDs. After [***] units of UIDs have been purchased payment will be provided within [***] days of receiving the UIDs

4.3	Service fees for the Services payable by the Customer:

(a)	The service fee for providing [***] with the Services for first [***] during the Term hereof shall be negotiated by the Customer and the Provider, and confirmed by signed quotations from the Customer subsequently after signing of this Agreement. However, the Provider agrees not to charge Service fee for the first [***] devices embedded with UIDs. The price to extend service each additional year shall not exceed a cost that is greater than a [***] increase compared to the prorated [***] original service fee for that UID.

(b)	When the Customer purchases the Services from the Provider, the Customer has to make full payment to the Provider by wire transfer within thirty (30) calendar days after receiving the UIDs. After [***] units of UIDs have been purchased payment will be provided within [***] days of receiving the UIDs

4.4	Any technical related supports other than those stated in Article 2.7 and Appendix 1 requested by the Customer shall be deemed as extra service(s) and will be subject to extra charges. The fee of extra service is priced at [***]. The cost of transportation, accommodation and all reasonable related fees will be separately billed to the Customer. A Statement of Work will be agreed upon before any billable work is conducted.

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4.5	The payment made by the Customer is nonrefundable, except otherwise provided in this Agreement. All payments under this Agreement are exclusive of sales, value-added, withholding and other taxes.

4.6	Account information of the Provider: [***]

Article 5. Intellectual Property

5.1	Except for the rights granted to the Customer herein or otherwise mentioned, all right, title, copyright, and interest in the software, server, software modifications and error corrections thereto will be and remain the property of the Provider Changes developed or paid for by customer will be available to customer royalty free for use with TUTK service for perpetuity.

5.2	Notwithstanding the aforesaid and as between the Parties, each party shall own and retain all right, title and interest in the intellectual property rights and materials owned or created by or for such party.

Article 6. Confidentiality

The Provider and the Customer shall keep confidential with utmost care any and all confidential information acquired from the other in the course of business and shall not disclose or divulge confidential information to a third party without prior written approval of the disclosing party. The confidential information shall not be used for any purpose other than performance of this Agreement, and shall be disclosed only to officers or employees who are required to know it for the purpose of performance of this Agreement. The receiving party shall cause all of its officers and employees who have an access to the confidential information to be bound to the confidentiality obligation substantially the same as the foregoing obligation of the receiving party. The preceding obligation of confidentiality shall survive for a period of five (5) years after the termination of this Agreement.

Article 7. Warranties, Disclaimers and exclusive remedies

7.1	Each Party represents that it has the full right, power, and authority to enter into this Agreement, to perform its obligations under this Agreement, and is an entity duly authorized and in good standing in all relevant jurisdictions as of the Effective Date, and shall maintain such status and such aforementioned full right, power, and authority throughout the duration of the Agreement.

7.2	The Provider represents that the Provider has all necessary rights, title, interest, or necessary licenses to grant the rights and licenses herein to the Customer for the Partial Source Code, and shall maintain such rights, title, interests, and licenses in effect for the duration of this Agreement.

7.3	The Provider warrants that it will deliver the Partial Source Code in all material respects as described in this Agreement.

7.4	The Provider warrants that it will perform the Services strictly conforming in all respects with the requirements set out in this Agreement. If the Services were not performed as warranted, the Customer must promptly provide written notice to the Provider and the Provider shall rectify the same amicably pursuant to Articles 3 and Appendix 1.

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7.5	THE PROVIDER DOES NOT GUARANTEE THAT THE QUALITY OF P2P CONNECTION WILL MEET THE CUSTOMER'S EXPECTATIONS. THE CUSTOMER ACKNOWLEDGES THAT THE PROVIDER DOES NOT CONTROL THE TRANSFER OF DATA OVER COMMUNICATIONS FACILITIES, INCLUDING THE INTERNET, AND THAT P2P CONNECTION MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF SUCH COMMUNICATIONS FACILITIES. THE PROVIDER IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS . THE PROVIDER IS NOT RESPONSIBLE FOR ANY ISSUES RELATED TO THE PERFORMANCE, OPERATION OR SECURITY OF P2P CONNECTION THAT ARISES FROM THE CUSTOMER'S OR ITS END USERS' ACTS (INCLUDING BUT NOT LIMITED TO REPEATED USE OF THE SAME UID ON TWO OR MORE DEVICES), CONTENT, APPLICATIONS, EQUIPMENTS OR THIRD PARTY CONTENT, APPLICATIONS, EQUIPMENTS. THE PROVIDER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE RELIABILITY, ACCURACY, COMPLETENESS, CORRECTNESS, OR USEFULNESS OF THIRD PARTY CONTENT, AND DISCLAIMS ALL LIABILITIES ARISING FROM OR RELATING TO THIRD PARTY CONTENT.

7.6	Except as otherwise specified under this Agreement and TO THE EXTENT NOT PROHIBITED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS INCLUDING FOR SOFTWARE, HARDWARE, SYSTEMS, NETWORKS OR ENVIRONMENTS OR FOR MERCHANTABILITY, SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article 8. Limitation of Liability

Except as otherwise specified under this Agreement, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF REVENUE OR PROFITS (EXCLUDING FEES UNDER THIS AGREEMENT), DATA, OR DATA USE . PROVIDER'S MAXIMUM LIABILITY FOR ALL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNTS ACTUALLY PAID TO THE PROVIDER FOR THE SERVICES UNDER THIS AGREEMENT THAT IS THE SUBJECT OF THE CLAIM IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM.

The limitations of liability will exclude the below damages

- Continuous server downtime in excess of 1 hour will be charged a penalty of $5000 per hour calculated in 15 min increments.

Article 9. Indemnification

9.1	Subject to the terms of this Article 9 (Indemnification), if a third party makes a claim against either Customer or Provider ("Recipient" which may refer to Customer or Provider depending upon which party received the Material), that any information, design, specification, instruction, software, service, data, hardware, or material (collectively "Material") furnished by either Customer or Provider ("Furnisher" which may refer to Customer or Provider depending on which party furnished the Material) and used by the Recipient infringes the third party's intellectual property rights or any other rights, the Furnisher, at the Furnisher's sole cost and expense, will defend the Recipient against the claim and indemnify the Recipient from the direct damages, liabilities, costs and expenses awarded by the court to the third party claiming infringement or the settlement agreed to by the Furnisher to the extent the award is directly and solely attributable to such infringement, if the Recipient does the following:

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(a)	notifies the Furnisher promptly in writing along with all the information known to the Recipient, not later than seven days after the Recipient receives notice of the claim (or sooner if required by applicable law);

(b)	gives the Furbisher sole control of the defense and any settlement negotiations; and

(c)	gives the Furnisher the information, authority and assistance the Furnisher needs to defend against or settle the claim.

9.2	Notwithstanding any provisions herein, the Provider will not indemnify the Customer for any portion of an infringement claim that is based upon the combination of any Material with any products or services not provided by the Provider.

Article 10. Force Majeure

Neither party shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God, natural disasters, fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, rebellion, insurrection, quarantine restrictions, riots, labor disputes, transportation embargoes, boycotts, acts of any government, whether national, state, local or otherwise, or any agency thereof, or judicial action. Both parties will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than sixty days, either party may cancel unperformed Services upon written notice. This Article does not excuse either Party's obligation to take reasonable steps to follow its normal disaster recovery procedures or the Customer's obligation to pay for UID fees, service fees and license fees.

Article 11. Assignment

The Customer may not assign this Agreement or an interest in it to another individual or entity without the prior written consent from the Provider.

Article 12. Term and Termination

12.1	Term. The initial term of this Agreement shall commence on the Effective Date and extend for three (3) years thereafter, unless earlier terminated pursuant to the terms hereof ("Initial Term") . This Agreement will renew automatically and successively in one year increments unless terminated by either Party upon the provision of prior written notice given to the other Party at least ninety (90) days prior to the expiration of the Initial Term or any renewal term.

12.2	Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

(a)	The other Party fails to pay any amount due under this Agreement on the due date for payment, and remains in default not less than ten (10) business days after its receipt of written notice of such non-payment;

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(b)	The other Party commits a material breach of any other term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so;

(c)	The other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or (being a company or limited liability partnership) is deemed unable to pay its debts and is deemed either unable to pay its debts or as having no reasonable prospect of so doing;

(d)	The other Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors [other than (being a company) for the sole purpose of a scheme for a solvent amalgamation of that other Party with one or more other companies or the solvent reconstruction of that other Party;

(e)	A petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other party (being a company) other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party;

(f)	An application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed, over the other Party (being a company);

(g)	The holder of a qualifying floating charge over the assets of that other party (being a company) has become entitled to appoint or has appointed an administrative receiver;

(h)	A person becomes entitled to appoint a receiver over the assets of the other Party, or a receiver is appointed over the assets of the other Party;

(i)	A creditor or encumbrance of the other Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the other Party's assets and such attachment or process is not discharged within fourteen (14) days;

(j)	Any event occurs, or proceeding is taken, with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 12.2.(a) to clause 12.2.(j) (inclusive);

(k)	The other Party suspends or ceases carrying on all or a substantial part of its business.

(l)	For the purposes of Article 12.2, Provider shall provide continued support and access to its Services, as described herein, and agrees to provide to Customer a continued license to its source code for any software included in the Services, UIDs, or other products or services included in this Agreement, in the event of a termination by Provider under Article 12.2 subsections (d), (e), (f), (g), (h), (i), (j), or (k). In the event of any change in control of Provider, Provider shall give access to similar services as described in this Article 12.2(1) to Customer for the duration of this Agreement. This subsection (1) shall survive the termination of this Agreement.

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(m)	Customer deems that the service levels and product quality is no longer marketable to its customers.

Article 13. Consequences of Termination

13.1	On termination or expiry of this Agreement, the Customer shall immediately pay to the Provider all of the Provider's outstanding unpaid invoices and interest and, in respect of UIDs, Services or software supplied but for which no invoice has been submitted, the Provider may submit an invoice, which shall be payable immediately on receipt ;

13.2	Survival. Articles 5, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16 and any other provision of this Agreement which is expressed to survive or operate in the event of the termination of this Agreement shall survive termination of this Agreement.

13.3	Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the agreement, which existed at or before the date of termination or expiry.

Article 14. Entirety of Agreement

The terms and conditions set forth herein, together with Appendix, constitute the entire agreement between the Provider and the Customer and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein, unless otherwise agreed by the Parties in writing from time to time after the signing of this Agreement. No change can be made to this Agreement other than in writing and signed by both parties. If the terms and conditions herein are conflict with those under the Appendix, the Appendix shall prevail. For the avoidance of doubts, a quotation or a purchase order will not be construed as an appendix to the Agreement.

Article 15. Governing Law

This Agreement shall be construed and enforced according to the laws of the State of New York, USA, without regard to conflicts of law principles that would require application of any other law.

Article 16. Competent Court

In the event a dispute shall arise between the parties to this Agreement, it is hereby agreed that the dispute shall be referred to arbitration in the state of New York, USA in accordance with its arbitration rules. The place of arbitration is The state of New York, USA. The arbitrator's decision shall be final and binding and judgment may be entered thereon.

Article 17. Headings in this Agreement

The headings in and sectioning of this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this agreement.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers.

For and on behalf of the Provider:

/s/ Chi-Ming Kuo
Full Name: [Chi-Ming Kuo]
Position: [CEO]
Date: [31 / 01 / 2018]

For and on behalf of the Customer:

/s/ David Kizer
Full Name: [David Kizer]
Position: [VP Sourcing and Supply Chain]
Date: [ / / ]

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